Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-194146

May 11, 2016

Pricing Term Sheet

Johnson & Johnson

0.250% Notes due 2022

0.650% Notes due 2024

1.150% Notes due 2028

1.650% Notes due 2035

Issuer:	Johnson & Johnson

Trade Date:	May 11, 2016

Expected Settlement Date:	May 20, 2016 (T+7)

Expected Ratings of the Notes:*	Aaa Moody’s / AAA S&P (stable outlook at each rating agency)

Format:	SEC Registered

Security:	0.250% Notes due 2022	0.650% Notes due 2024	1.150% Notes due 2028	1.650% Notes due 2035

Size:	€1,000,000,000	€750,000,000	€750,000,000	€1,500,000,000

Maturity Date:	January 20, 2022	May 20, 2024	November 20, 2028	May 20, 2035

Coupon:	0.250%	0.650%	1.150%	1.650%

Interest Payment Date:	January 20, beginning on January 20, 2017 (short first)	May 20, beginning on May 20, 2017	November 20, beginning on November 20, 2016 (short first)	May 20, beginning on May 20, 2017

Price to Public:	99.938%	99.736%	99.355%	99.467%

Underwriting Discount:	0.350%	0.400%	0.500%	0.625%

Spread to Mid-Swap:	20 bps	37 bps	47 bps	67 bps

Mid-Swap Rate:	0.061%	0.314%	0.736%	1.013%

Yield to Maturity:	0.261%	0.684%	1.206%	1.683%

Benchmark Security:	DBR 2.000% due January 4, 2022	DBR 1.500% due May 15, 2024	DBR 0.500% due February 15, 2026	DBR 4.750% due July 4, 2034

Benchmark Security Price and Yield:	€113.325 / -0.344%	€113.020 / -0.118%	€103.620 / 0.127%	€172.400 / 0.547%

Spread to Benchmark Security:	59.5 bps	80.2 bps	107.9 bps	113.6 bps

Make-Whole Call:	Comparable Government Bond Rate plus 10 bps	Comparable Government Bond Rate plus 15 bps	Comparable Government Bond Rate plus 20 bps	Comparable Government Bond Rate plus 20 bps

Par Call:	Any time on or after December 20, 2021	Any time on or after February 20, 2024	Any time on or after August 20, 2028	Any time on or after February 20, 2035

Tax Redemption:	Par call upon the occurrence of specified tax events described under the heading “Description of the Notes—Redemption for Tax Reasons” in the prospectus supplement

Expected Listing:	NYSE

Governing Law:	New York

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Stabilization:	Stabilization/FCA

Common Code:	141153528	141153579	141226681	141226690

CUSIP:	478160 BZ6	478160 CA0	478160 CB8	478160 CC6

ISIN:	XS1411535286	XS1411535799	XS1412266816	XS1412266907

Active Book-Runners:	Deutsche Bank AG, London Branch Merrill Lynch International Citigroup Global Markets Limited Goldman, Sachs & Co. J.P. Morgan Securities plc

Senior Co-Managers:	BNP Paribas HSBC Bank plc The Royal Bank of Scotland plc

Co-Managers:	Banco Santander, S.A. ING Bank N.V., Belgian Branch Mitsubishi UFJ Securities International plc RBC Europe Limited UBS Limited UniCredit Bank AG The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611; Merrill Lynch International toll-free at 1-800-294-1322; Citigroup Global Markets Limited toll-free at 1-800-831-9146; Goldman, Sachs & Co. toll-free at 1-866-471-2526; or J.P. Morgan Securities plc collect at +44 (0)207-134-2468.

2